EXHIBIT 10.43

REVOLVING CREDIT NOTE

$31,500,000	New York, New York
January 31, 2002

FOR VALUE RECEIVED, FiberMark Durable Specialties, Inc. (“Borrower”) HEREBY PROMISES TO PAY to the order of The CIT Group/Equipment Financing, Inc. at the principal office of The CIT Group/Equipment Financing, Inc., at 1540 West Fountainhead Parkway, Tempe, Arizona, 85282, for the account of the Applicable Lending Office of CITEF, the principal sum of Thirty-One Million Five Hundred Thousand Dollars ($31,500,000) or, if less, the aggregate unpaid principal amount of all Revolving Credit Loans made by CITEF to Borrower pursuant to Section 3.01 or Section 3.03 of the Financing Agreement referred to below, in lawful money of the United States of America and in immediately available funds, on the Revolving Credit Commitment Termination Date (as defined in the Financing Agreement referred to below).  Borrower also promises to pay interest on the unpaid principal balance hereof, for the period such balance is outstanding, at said principal office for the account of said Applicable Lending Office, in like money, at the rates of interest as provided in the Financing Agreement referred to below, on the dates and in the manner provided in said Financing Agreement.  Any amount of principal or interest hereof which is not paid when due, whether at stated maturity, by acceleration, or otherwise, shall bear interest from the date when due until said principal amount is paid in full, payable on demand, at a rate per annum equal at all times to the Default Rate of Interest (as defined in the Financing Agreement referred to below).

Borrower hereby authorizes CITEF to endorse on the Schedule annexed to this Amended and Restated Revolving Credit Note (the “Revolving Credit Note”) the amount and type of all Revolving Credit Loans made to the Borrower by CITEF and all Continuations, Conversions and payments of principal amounts in respect of such Revolving Credit Loans, which endorsements shall constitute prima facie evidence, absent manifest error, as to the outstanding principal amount of all Revolving Credit Loans owed to CITEF; provided, however, that the failure to make such notation with respect to any Revolving Credit Loan or payment shall not limit or otherwise affect the obligation of the Borrower under the Financing Agreement or this Revolving Credit Note.

This is one of the Revolving Credit Notes referred to in that certain Fourth Amended and Restated Financing Agreement and Guaranty dated as of January 31, 2002 among FiberMark, Inc., FiberMark Durable Specialties, Inc., FiberMark Filter and Technical Products, Inc., FiberMark Office Products, LLC,

FiberMark DSI Inc., The CIT Group/Business Credit, Inc. (“CITBC”), The CIT Group/Equipment Financing, Inc. (“CITEF,” and together with CITBC, the “Initial Lenders”), the other lenders that may, subsequent to the date hereof, purchase from the Initial Lenders a portion of their rights and obligations under the Fourth Amended and Restated Financing Agreement and Guaranty pursuant to, and in accordance with, Section 14.07 thereof (CITBC, CITEF and such other lenders each individually a “Lender” and collectively the “Lenders”), and CITBC as agent for the Lenders (in such capacity, together with its successors or assigns in such capacity, the “Agent”) (as it may be hereafter amended, modified or supplemented from time to time, the “Financing Agreement”).  All capitalized terms used herein and not defined herein shall have the meanings given to them in the Financing Agreement.

This Revolving Credit Note is issued in replacement of the “Revolving Credit Note” issued to CITEF by Borrower pursuant to the September 1999 Agreement (the “Existing Note”).  It continues, and does not constitute a novation of, the obligations evidenced by the Existing Note, and shall evidence, in addition to the obligations otherwise described herein, the principal outstanding under the Existing Note as of the date hereof, together with accrued interest thereon and all other obligations relating thereto.  CITEF is authorized to endorse on the Schedule annexed to this Revolving Credit Note the unpaid principal amounts and types of all “Revolving Credit Loans” made to Borrower under the September 1999 Agreement that remain outstanding as of the date hereof; provided, however, that the failure to make such notation with respect to any such obligation shall not limit or otherwise affect the obligation of Borrower under the Financing Agreement or this Revolving Credit Note.

The Financing Agreement provides for the acceleration of the maturity of principal upon the occurrence of an Event of Default and for prepayments on the terms and conditions specified therein.  This Revolving Credit Note is secured pursuant to certain of the Loan Documents referred to in the Financing Agreement, reference to which is hereby made for a description of the Collateral provided for under the above-referenced documents and the rights of Borrower, each of the obligors, each of the Lenders, and the Agent with respect to such Collateral.

Borrower hereby waives presentment, notice of dishonor, protest and any other notice or formality with respect to this Revolving Credit Note.

This Revolving Credit Note shall be governed by, and interpreted and construed in accordance with, the Laws of the State of New York.

FIBERMARK DURABLE SPECIALTIES, INC.

By:
Name:
Title:

SCHEDULE TO REVOLVING CREDIT NOTE

Date Loan Made, Continued, Converted or Paid	Type of Loan	Amount of Loan	Amount of Principal Prepaid	Unpaid Principal Balance of Revolving Credit Note	Name of Person Making Notation